UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                             FORM 15

Certification and Notice of Termination of Registration under
   Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports under
Sections 13 and 15(d) of the Securities Exchange Act of 1934

                            1-11460
                    (Commission File Number)

                    NTN Communications, Inc.
     (Exact Name of registrant as specified in its charter)

                       5966 La Place Court
                   Carlsbad, California 92008
                         (760) 438-7400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Redeemable Common Stock Purchase Warrants
    (Title of each class of securities covered by this Form)

                  Common Stock, $.005 par value
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[   ] Rule 12g-4(a)(1)(i)    [ X ]  Rule 12h-3(b)(1)(i)
[   ] Rule 12g-4(a)(1)(ii)   [   ]  Rule 12h-3(b)(1)(ii)
[   ] Rule 12g-4(a)(2)(i)    [   ]  Rule 12h-3(b)(2)(i)
[   ] Rule 12g-4(a)(2)(ii)   [   ]  Rule 12h-3(b)(2)(ii)
                             [   ]  Rule 15d-6

                              None
(Approximate number of holders of record as of the certification or notice date)

     Pursuant to the requirements of the Securities Exchange Act of 1934, NTN Communications, Inc. has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 19, 2001            NTN Communications, Inc.


                                By:  /s/ James Frakes
                                   -------------------------
                                     James Frakes
                                     Chief Financial Officer